                               HESKA CORPORATION
                             1613 Prospect Parkway
                          Fort Collins, Colorado 80525
                                 (970) 493-7272



                                 April 7, 1999



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Heska Corporation, which will be held at 9:00 a.m. on Tuesday, May 4, 1999, at 1613 Prospect Parkway, Fort Collins, Colorado.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation. A copy of the Company's 1998 Annual Report to Stockholders, which includes certified financial statements, is also enclosed.

     After reading the Proxy Statement, please complete and return your proxy as promptly as you can in order to ensure that your shares will be represented. Your cooperation is greatly appreciated. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     The Board of Directors and management look forward to seeing you at the meeting.



Sincerely,

/s/ Robert B. Grieve, Ph.D.

Robert B. Grieve, Ph.D.
Vice Chairman and
Chief Executive Officer

                               HESKA CORPORATION


                                  ____________


                    Notice of Annual Meeting of Stockholders
                             to be held May 4, 1999


                                  ____________


To the Stockholders of Heska Corporation:

     The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Heska Corporation, will be held at 9:00 a.m. Mountain Daylight Time on Tuesday, May 4, 1999, at 1613 Prospect Parkway, Fort Collins, Colorado, for the following purposes:

     1. To elect three directors to the Board of Directors to serve until the 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting. Management is presently aware of no other business to come before the Annual Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record as of the close of business on March 24, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote will be available for inspection by any stockholder at the Secretary's office, 1612 Specht Point Drive, Fort Collins, Colorado, for 10 days before the Annual Meeting and at the Annual Meeting.

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS ANNUAL MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. PROXIES WILL ALSO BE ACCEPTED BY TRANSMISSION OF A TELEGRAM, CABLEGRAM OR FACSIMILE PROVIDED SUCH TRANSMISSION CONTAINS SUFFICIENT INFORMATION FROM WHICH IT CAN BE DETERMINED THAT THE TRANSMISSION WAS AUTHORIZED BY THE STOCKHOLDER. THE TRANSFER AGENT'S FACSIMILE NUMBER IS 303-234-5340. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE MEETING.

                                    By Order of the Board of Directors

                                    /s/ Ronald L. Hendrick
                                    Executive Vice President, Chief Financial
                                    Officer and Secretary

Fort Collins, Colorado
April 7, 1999

                               HESKA CORPORATION
                                  ____________

                                PROXY STATEMENT

                                  ____________

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is furnished to the stockholders of Heska Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies in the accompanying form to be used in voting at the annual meeting of stockholders of the Company to be held at 9:00 a.m. on Tuesday, May 4, 1999, at the Company's principal executive offices at 1613 Prospect Parkway, Fort Collins, Colorado 80525, or at such other time and place at or to which the Annual Meeting may be adjourned or postponed (the "Annual Meeting"). THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

     The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by submitting a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All proxies returned prior to the Annual Meeting will be voted in accordance with the instructions contained therein. If no choice is specified, the shares will be voted FOR the election of the nominees for directors listed in this Proxy Statement, as described in the Notice of Annual Meeting and in this Proxy Statement, and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders. Management of the Company currently knows of no other proposals to come before the Annual Meeting.

     Stockholders of record at the close of business on March 24, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 26,676,247 shares of common stock, $.001 par value per share (the "Common Stock"), outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. An inspector of elections appointed by the Board of Directors will determine the shares represented at the Annual Meeting and the validity of proxies and will count all votes. Determinations of whether a quorum exists and whether proposals are approved will be announced at the Annual Meeting.

     Directors are elected by a plurality vote. Accordingly, the three director nominees who receive the most votes cast in their favor will be elected. The other matters submitted for stockholder approval at the Annual Meeting, if any, will be decided by the affirmative vote of a majority of shares present in person or represented by valid proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker who is the record holder of certain shares indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of a particular matter has been obtained.

     The expense of soliciting proxies, including the expense of preparing, printing and mailing proxy materials, will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock.

     The information included herein should be reviewed in conjunction with the consolidated financial statements, the notes to consolidated financial statements, independent auditor's report and other information included in the Company's 1998 Annual Report to Stockholders that was mailed with this Proxy Statement.

     This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 7, 1999.

                                   IMPORTANT

  Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. Proxies will also be accepted by transmission of a telegram, cablegram or facsimile provided such transmission contains sufficient information from which it can be determined that the transmission was authorized by the stockholder. The transfer agent's facsimile number is 303-234-5340. This will not limit your rights to attend or vote at the Annual Meeting.


                       PROPOSAL 1 - ELECTION OF DIRECTORS


Directors and Nominees for Directors

     The Company's Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. Dr. Grieve, Mr. Dolan and Mr. Sasen serve as Class II directors, whose term expires in 1999; Mr. Pomroy, Dr. Stevenson and Dr. Hohnke serve as Class III directors, whose term expires in 2000; and Mr. Schwarzer and Dr. Tebbit serve as Class I directors, whose term expires in 2001. The directors of each class hold their positions until the annual meeting of stockholders at which their respective successors are elected and qualified or until their earlier resignation, removal from office, death or incapacity.

     The Board of Directors proposes the election at the Annual Meeting of Dr. Grieve, Mr. Dolan and Mr. Sasen as Class II directors and, unless authority to vote for the nominees is withheld, it is intended that the shares represented by proxy will be voted for the election of such nominees. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. Nominations for the Board of Directors must be made following the procedures set forth in the Bylaws not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. The deadline for a stockholder to deliver notice of a nomination for the election of directors at the 1999 Annual Meeting of Stockholders was November 23, 1998. No such nominations were received from any stockholder for the Annual Meeting.

     Certain biographical information of each of the nominees, and of the members of the Board of Directors continuing in office after the Annual Meeting, is set forth below.

Class II

     Robert B. Grieve, Ph.D., age 47, a founder of the Company, currently serves as Chief Executive Officer and Vice Chairman of the Board of Directors. Dr. Grieve was named Chief Executive Officer effective January 1, 1999 and Vice Chairman effective December 1994. Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development from March 1992 to December 1994. He has been a member of the Company's Board of Directors since 1990. Dr. Grieve was a Professor of Parasitology at Colorado State University from 1987 until joining the Company in January 1994. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

     A. Barr Dolan, age 49, has been a director of the Company since March 1988. Mr. Dolan has been the President of Charter Venture Capital, a venture capital management firm, since 1982, a general partner of Charter Ventures since 1982 and a general partner of Charter Ventures II, L.P. since 1994. Mr. Dolan is also a director of several private companies. He holds M.S. and B.A. degrees from Cornell University, an M.A. degree from Harvard University and an M.B.A. from Stanford University.

     John F. Sasen, Sr., age 56, has been a director of the Company since October 1998. Since April 1998 he has served as Executive Vice President and Chief Marketing Officer of PSS/World Medical, Inc. ("PSS"), and from December 1993 he held various other senior executive positions at PSS. From July 1993 to April 1998, Mr. Sasen served as a Director of PSS. Prior to joining PSS in 1993, Mr. Sasen was Vice PresidentSales, Marketing and Distributor Relations for a division of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. Mr. Sasen was with Becton Dickinson for over 20 years.
In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a breast thermal detection device. Mr. Sasen is the immediate past Chairman of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the healthcare industry.

Class III

     Lyle A. Hohnke, Ph.D., age 56, has been a director of the Company since April 1996. Dr. Hohnke is a general partner of Javelin Capital Fund, L.P., a venture capital firm, a position he has held since 1994. Dr. Hohnke was a co-founder of Diamond Animal Health, Inc. ("Diamond") and served as Chairman and CEO from 1994 until its acquisition by the Company in April 1996. From January 1991 to October 1993 he was a general partner of Heart Land Seed Capital Fund. Dr. Hohnke is also a director of Cytrx, Inc. and several private companies. In addition, he is a member of the compensation committee of Cytrx, Inc. He holds Ph.D. and M.A. degrees from the University of Oregon, an M.B.A. from the Hartford Graduate Institute and a B.A. degree from Western Michigan University.

     Denis H. Pomroy, age 48, has been a director of the Company since March 1995. He is the president of Volendam Capital Advisors, Palo Alto, California, a venture capital management company, which advises on and manages investments for member companies of the Volendam investment group, including Volendam Investeringen N.V. Prior to joining Volendam Capital Advisors, Mr. Pomroy served as chief financial officer from 1989 through 1996 of Madge Networks N.V., a computer networking company and is currently a Supervisory Director of such company. Mr. Pomroy serves as a director of Superscape VR PLC, a publicly traded company in the United Kingdom and several other private companies, mainly in the emerging growth technology area. He holds a bachelors degree from The University of Birmingham, England and is a fellow of The Chartered Institute of Management Accountants, England.

     Lynnor B. Stevenson, Ph.D., age 56, is a founder of the Company and has been a director of the Company since March 1988. Dr. Stevenson served as President of the Company from March 1988 to March 1992. Dr. Stevenson is currently the President and Chief Executive Officer of Cascade Oncogenics, Inc. From July 1992 to April 1997, she was Director, Technology Transfer at the University of Oregon. She holds a Ph.D. degree in biochemistry from Monash University, Australia and B.Sc. and M.Ed. degrees from the University of Melbourne, Australia.

Class I

     Fred M. Schwarzer, age 47, has been a member of the Board of Directors of the Company since June 1994 and Chairman of the Board since January 1999. Mr. Schwarzer served as President and Chief Executive Officer of the Company from November 1994 to December 31, 1998. Prior to that, Mr. Schwarzer served as the Executive Vice President responsible for the Company's strategic planning and corporate partnerships from June 1994. From June through October 1994, Mr. Schwarzer was also an employee of Charter Venture Capital and continues to hold a small limited partnership interest in Charter Ventures II, L.P. Mr. Schwarzer was the founder and a partner in the Mountain View, California law firm of General Counsel Associates from August 1988 to June 1994 and, prior to founding General Counsel Associates, was a partner in the San Francisco law firm of Pillsbury Madison & Sutro LLP. He holds a J.D. degree from the University of California, Berkeley and a B.A. degree from the University of Michigan.

     Guy Tebbit, Ph.D., age 49, has been a director of the Company since March 1997 when he became Novartis Tiergesundheit AG's ("Novartis") designee on the Board of Directors of the Company. Since January 1997, Dr. Tebbit has served as Vice President, Research and Development, Regulatory Affairs and Professional Services at Novartis Animal Health US, Inc ("Novartis US"). From January 1995 to January 1997, he held the position of Director, Manufacturing and Regulatory Affairs at Novartis US and from January 1992 to January 1995 he served as Senior Product Development Manager at Novartis US. Dr. Tebbit holds a Ph.D. from Oregon State University and a B.S. degree from Northern Illinois University.

     The Board of Directors unanimously recommends a vote FOR the election of
     ------------------------------------------------------------------------
Dr. Grieve, Mr. Dolan and Mr. Sasen as directors of the Company.
---------------------------------------------------------------

Board Meetings and Committees

     The Board of Directors held seven meetings during the year ended December 31, 1998. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve which were held during the period of their respective Board and committee memberships.

     The Board of Directors has appointed a Compensation Committee and an Audit Committee. The Compensation Committee and Audit Committee are comprised entirely of non-employee directors.

     The members of the Compensation Committee during 1998 were Mr. Dolan, Dr. Hohnke and Dr. Stevenson. The Compensation Committee held two meetings during 1998. The Compensation Committee's functions are to make recommendations to the Board of Directors with respect to general and specific compensation policies and practices of the Company and to administer its 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan.

     The members of the Audit Committee during 1998 were Mr. Dolan, Mr. Pomroy and Dr. Tebbit. The Audit Committee held one meeting during 1998. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the auditor's examination, and provide oversight to the Company's financial and accounting organization and financial reporting.

Directors' Compensation

     Directors do not receive any fees for service on the Board of Directors, but are reimbursed for their expenses for each meeting attended and are eligible to participate in the Company's 1997 Stock Incentive Plan. In addition, each new non-employee director elected to the Company's Board of Directors is automatically granted as of the date of election an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options vest in four equal installments at annual intervals over the four-year period commencing on the date of grant. Further, each non-employee director who continues to serve in such capacity following any annual meeting of stockholders is automatically granted an option as of the date of such meeting to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options vest on the first anniversary of grant. No director is eligible to receive the 10,000-share grant and a 2,000-share grant in the same year. Directors are eligible to receive a greater number of options or shares than the automatic grants described above.

     See "Employment Agreements" for a description of the compensation arrangement with Dr. Grieve, an officer and director of the Company and for a description of certain separation and future consulting arrangements with Mr. Schwarzer, a director and former officer of the Company.

Board Composition and Voting Agreement

     Mr. Dolan was appointed to the Company's Board of Directors in connection with equity investments in the Company by Charter Ventures and Charter Ventures II, L.P. (collectively, "Charter"). Dr. Tebbit was appointed to the Board of Directors in connection with an equity investment in the Company by Novartis. Mr. Pomroy was appointed to the Board of Directors of the Company in connection with an investment in the Company by Volendam Investeringen N.V. ("Volendam"). Dr. Hohnke was appointed to the Board of Directors of the Company in connection with the Company's April 1996 acquisition of Diamond.

     Novartis, Volendam and Charter (collectively, the "Investors") are parties to a Voting Agreement dated as of April 12, 1996 (the "Voting Agreement"), whereby each Investor agreed to vote or act with respect to all shares of the Company's voting securities now owned or subsequently acquired by such Investor such that one designee of each of Novartis, Volendam and Charter shall be elected to the Board of Directors of the Company. The Investors further agreed to vote their shares in such manner to elect as the remaining directors of the Company individuals unaffiliated with any of the Investors but who are reasonably acceptable to all of the Investors. By executing the Voting Agreement, the Company agreed to use its best efforts to cause the nominee of each of Novartis, Volendam and Charter to be elected to the Company's Board of Directors. The Voting Agreement terminates on December 31, 2005, unless prior to that date any of the Investors ceases to beneficially hold 2,000,000 shares (as adjusted for stock splits, recapitalizations and similar events) of the voting stock of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 15, 1999 as to shares of the Company's Common Stock beneficially owned by: (i) each of the Named Executive Officers listed in the Summary Compensation Table; (ii) each of the Company's directors; (iii) all directors and executive officers of the Company as a group; and (iv) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                       Shares         Percentage
                                                    Beneficially     Beneficially
                                                      Owned(1)         Owned(1)
                                                   ---------------  ---------------

Entities associated with
Charter Ventures (2).............................     4,406,924             16.5%
 525 University Avenue, Suite 1500
 Palo Alto, CA 94301
Novartis Tiergesundheit AG.......................     3,705,389             13.9%
 Klybeckstrasse A4A
 4002 Basel
 Switzerland
Volendam Investeringen, N.V. (3).................     2,576,923              9.7%
 14 John B. Gorsiraweg, P.O. Box 3889
 Curacao, Netherlands Antilles
Dresdner RCM Global Investors LLC
Dresdner RCM Global Investors Holdings LLC
Dresdner Bank AG (4).............................     2,411,403              9.0%
 Four Embarcadero Center
 San Francisco, CA 94111
Ralston Purina Company (6).......................     2,331,184              8.7%
 Checkerboard Square
 St. Louis, MO 63164
Zesiger Capital Group LLC (5)....................     1,504,000              5.6%
 320 Park Avenue, 30th Floor
 New York, NY 10022
A. Barr Dolan (7)................................     4,406,924             16.5%
Robert B. Grieve, Ph.D. (8)(12)..................       444,033              1.6%
Lyle A. Hohnke, Ph.D. (12).......................       102,331                *
Denis H. Pomroy (9)(12)..........................     2,605,923              9.8%
John F. Sasen, Sr................................            --               --
Fred M. Schwarzer (10)(12).......................       336,375              1.3%
Lynnor B. Stevenson, Ph.D. (12)..................       177,000                *
Guy Tebbit, Ph.D. (11)...........................     3,705,389             13.9%
R. Lee Seward, D.V.M. (12).......................       202,582                *
John A. Shadduck, D.V.M., Ph.D (12)..............        78,750                *
Giuseppe Miozzari, Ph.D. (12)....................        56,250                *
All directors and executive officers as a group
 (15 persons)(12)(13)............................    12,280,360             44.7%

________________
* Amount represents less than 1% of the Company's Common Stock.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to securities. Shares of Common Stock issuable upon exercise of stock options or warrants exercisable within 60 days of March 15, 1999 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 3,386,510 shares and options to purchase 1,000 shares of Common Stock held by Charter Ventures and 1,018,414 shares and options to purchase 1,000 shares of Common Stock held by Charter Ventures II, L.P.
(3) Based upon information derived from a Schedule 13G, as amended, filed by Volendam Investeringen N.V. pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the

     "Exchange Act") reporting its beneficial ownership of Common Stock as of February 16, 1999. According to the Schedule 13G Volendam has sole power to vote and dispose of the shares.
(4) Based upon information derived from a Schedule 13G, as amended, filed by the Dresdener RCM Global Investors LLC, Dresdner RCM Global Investors US Holdings LLC and Dresdner Bank AG (collectively, "Dresdner") pursuant to the Exchange Act, reporting its beneficial ownership of Common Stock as of February 16, 1999. According to the Schedule 13G, Dresdner has sole power to vote 1,806,503 shares and the sole power to dispose of 2,421,603 shares.
(5) Based upon information derived from a Schedule 13G filed by Zesiger Capital Group LLC ("Zesiger") pursuant to Section 13G of the Exchange Act reporting its beneficial ownership of Common Stock as of January 13, 1999. According to the Schedule 13G, Zesiger has the sole power to vote 1,105,000 shares and the sole power to dispose of 1,504,000 shares.
(6) Based upon information derived from a Schedule 13G filed by Ralston Purina Company ("Ralston Purina") pursuant to Section 13G of the Exchange Act, reporting its beneficial ownership of shares as of August 4, 1998.
     Includes 1,165,592 shares of Common Stock which may be acquired upon exercise of warrants and do not have voting rights until issued upon exercise. According to the Schedule 13G, Ralston Purina has sole power to vote and dispose of these shares.
(7) Represents shares and options held by Charter Ventures and Charter Ventures II, L.P., with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Dolan, a director of the Company, is a general partner of each of Charter Ventures and Charter Ventures II, L.P., and may be deemed a beneficial owner of the shares held by such entities because of shared voting power with respect to such shares.
(8) Does not include 15,649 shares of Common Stock held by Dr. Grieve's wife, with respect to which Dr. Grieve disclaims beneficial ownership.
(9) Includes 2,576,923 shares held by Volendam Investeringen, N.V., with respect to which Mr. Pomroy disclaims beneficial ownership except to the extent of his proportionate interest therein, and 11,480 shares of Common Stock subject to repurchase by the Company.
(10) Does not include 949 shares of Common Stock and options to purchase 5,313 shares of Common Stock held by Mr. Schwarzer's wife, with respect to which Mr. Schwarzer disclaims beneficial ownership.
(11) Represents shares held by Novartis, with respect to which Dr. Tebbit disclaims beneficial ownership.
(12) Includes an aggregate of 768,738 shares of Common Stock issuable upon exercise of stock options currently exercisable within 60 days of March 15, 1999 as follows: Dr. Grieve, 369,333; Dr. Hohnke, 15,940; Mr. Pomroy, 4,000; Mr. Schwarzer, 159,375; Dr. Stevenson, 2,000; Dr. Seward, 71,282;
     Mr. Van Daele, 14,316; Dr. Shadduck, 76,242; Dr. Miozzari, 56,250; Mr. Van Daele, 14,316 and Mr. Hudnut 25,750.
(13) Includes shares held by entities referenced in footnotes 7, 9 and 11 which are affiliated with certain directors.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth compensation for services rendered in all capacities to the Company for the three fiscal years ended December 31, 1998 of
(i) Fred M. Schwarzer, the Company's former Chief Executive Officer, who resigned from such position effective December 31, 1998; and (ii) the Company's four other most highly compensated executive officers as of December 31, 1998 (the "Named Executive Officers").



                                                                                          Long Term
                                                                      Annual            Compensation
                                                                   Compensation            Awards
                                                               ---------------------  -----------------
                                                                                         Securities
                                                     Fiscal                              Underlying           All Other
Name and Principal Position                           Year         Salary($)(1)          Options(#)        Compensation($)
---------------------------                         ---------  ---------------------  -----------------  -------------------

Fred M. Schwarzer.............................           1998        $   200,000                150,000         $206,000 (6)
Former President and Chief Executive Officer (2)         1997            200,000                     --
                                                         1996            200,000                150,000

Robert B. Grieve..............................           1998        $   195,000                150,000
Vice Chairman and Chief Executive Officer (3)            1997            190,000                     --
                                                         1996            190,000                150,000

R. Lee Seward.................................           1998        $   185,000                 60,000
Executive Vice President                                 1997            180,000                 20,000
                                                         1996            180,000                     --

John A. Shadduck..............................           1998        $   185,000                     --         $185,000 (7)
Former Executive Vice President, Operations (4)          1997            160,000                100,000
                                                         1996                 --                     --

Giuseppe Miozzari.............................           1998        $   197,000                     --
Chief Executive Officer of Heska Holding AG              1997            144,000 (5)            100,000

------------------------

(1)  Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.
(2) Mr. Schwarzer's employment with the Company terminated effective December 14, 1998, although he served as President and Chief Executive Officer through December 31, 1998. Mr. Schwarzer continues to serve as a director of the Company and, effective January 1, 1999, was appointed Chairman of the Board of Directors.
(3) Effective January 1, 1999, Dr. Grieve was elected Chief Executive Officer of the Company and resigned his position as Chief Scientific Officer.
(4) Dr. Shadduck's employment with the Company commenced February 1997 and was terminated effective December 14, 1998 although he served as Executive Vice President, Operations through December 31, 1998.
(5) Dr. Miozzari's employment with the Company commenced in March 1997 and his 1997 salary reflects a partial year of employment.
(6) Includes $200,000 in separation pay to be paid in twelve equal monthly installments during 1999 and $6,000 for health insurance premiums for health insurance coverage through December 31, 1999 or until Mr. Schwarzer obtains health insurance coverage from another employer. Does not include the value from the continuation of vesting on all stock options owned by Mr. Schwarzer through December 31, 1999.
(7) Includes $185,000 in separation pay to be paid in twelve equal monthly installments during 1999. Does not include the value from the continuation of vesting on all stock options owned by Dr. Shadduck through December 31, 1999.

                                 STOCK OPTIONS

  The following tables summarize option grants to, and exercises by, the Named Executive Officers during fiscal 1998, and the value of the options held by each such person at the end of fiscal 1998.

                       Option Grants in Last Fiscal Year



                                              Individual Grants                            Potential
                         --------------------------------------------------------      Realizable Value at
                           Number of     Percentage of                               Assumed Annual Rates of
                           Securities    Total Options                               Stock Price Appreciation
                           Underlying      Granted to      Exercise                    for Option Term (4)
                            Options       Employees in      Price      Expiration   --------------------------
Name                     Granted(#)(1)    Fiscal Year    ($/Sh)(2)      Date (3)         5%($)       10%($)
----                     -------------   -------------   --------      ----------     ----------   ----------
Fred M. Schwarzer (5)..     150,000              11.79%    $11.88        01/21/08     $1,120,690   $2,840,049
Robert B. Grieve.......     150,000              11.79%    $11.88        01/21/08     $1,120,690   $2,840,049
R. Lee Seward..........      30,000               2.36%    $11.88        01/21/08     $  224,138   $  568,004
                             30,000               2.36%    $10.25        07/30/08     $  193,385   $  490,075
John A. Shadduck.......          --                 --         --              --             --           --
Giuseppe Miozzari......          --                 --         --              --             --           --

____________

(1) The right to exercise these stock options vests ratably on a monthly basis over a four year period. Under the terms of the Company's stock plans, the committee designated by the Board of Directors to administer such plans retains the discretion, subject to certain limitations, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.
(2) The exercise price is equal to 100% of the fair market value on the date of grant as determined by the Board of Directors.
(3) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.
(5) The amounts shown do not include options to purchase 17,000 shares of Common Stock granted to Mr. Schwarzer's wife, an employee of the Company during part of 1998. Mr. Schwarzer disclaims any beneficial ownership of these options.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values



                                                             Securities Underlying             Value of
                                                                  Unexercised                 Unexercised
                                                                   Options at           In-the-Money Options at
                                                              December 31, 1998(#)      December 31, 1998($)(2)
                         Shares Acquired       Value       --------------------------  --------------------------
         Name             on Exercise(#)   Realized($)(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
-----------------------  ----------------  --------------  -----------  -------------  -----------  -------------

Fred M. Schwarzer (3)..                -            -          238,625        184,375   $  757,786       $233.237
Robert B. Grieve (4)...            4,000      $15,500          327,250        178,750    1,136,185        210,242
R. Lee Seward..........              802        9,995           57,948         71,250      172,823         57,057
John A. Shadduck.......                -            -           67,909         52,083      239,880        168,644
Giuseppe Miozzari......                -            -           45,833         54,167      148,407        175,392
------------

(1) These values were calculated on the basis of the fair market value of the underlying securities at the exercise date minus the applicable per share exercise price.
(2) These values were calculated on the basis of the fair market value per share of the Common Stock at December 31, 1998 ($4.438), minus the applicable per share exercise price.
(3) The amounts shown for Mr. Schwarzer do not include 16,211 exercisable and 24,664 unexercisable options at December 31, 1998 held by Mr. Schwarzer's wife, an employee of the Company during part of 1998. Mr. Schwarzer disclaims any beneficial ownership of these options.
(4) The amounts shown do not include 15,649 shares owned by Dr. Grieve's wife. Dr. Grieve disclaims any beneficial ownership of these shares.


Pension and Long-Term Incentive Plans

  The Company has no pension or long-term incentive plans.

Employment Agreements

  During 1998, the Company was a party to employment agreements with each of the Named Executive Officers. All of the agreements provide for severance payments if the individual's employment is terminated without cause, including terminations in connection with a change in control of the Company. In the case of Dr. Grieve, the payments set forth in his employment agreement are equal to one year's salary plus an additional year of vesting under any stock arrangements if the termination takes place at any time on or before December 31, 1999, or six months' salary and an additional six months' vesting under any stock arrangements if the termination takes place after that date. In the case of Dr. Seward, the severance payment would be six months' salary if he is terminated without cause. In the case of Dr. Miozzari, the payments (including amounts mandated by Swiss law) would be 12 months' salary if he is terminated without cause prior to July 1, 2000, or six months' salary if he is terminated without cause after that date.

  In December 1998, the Company and each of Mr. Schwarzer and Dr. Shadduck agreed that the employment of those officers would be terminated effective December 14, 1998, with Mr. Schwarzer being appointed to the position of Chairman of the Board of Directors. In connection with the arrangement with Mr. Schwarzer, the Company and Mr. Schwarzer entered into a Separation Agreement and a Consultant Services and Confidentiality Agreement. Under the Separation Agreement, Mr. Schwarzer will be paid his 1998 base salary of $200,000 through December 31, 1999 and will continue to vest under all outstanding stock options and stock purchase agreements for so long as he remains a director of the Company or December 31, 1999, whichever is later. The Company will pay the health insurance premiums of Mr. Schwarzer and his dependents through December 31, 1999 or until he becomes covered under the health insurance plan of another employer, whichever is earlier. Under Mr. Schwarzer's Consultant Services and Confidentiality Agreement, Mr. Schwarzer will provide ongoing, part time consulting services to the Company until the earlier of April 30, 2000 or until the Company's annual meeting of stockholders in 2000. Under this agreement, Mr. Schwarzer also agrees that during this period he will not provide services to any business which is competitive with the present or anticipated business of the Company. In consideration for such services, the Company will pay to Mr. Schwarzer $30,000, payable in two installments of $15,000 each on March 31, 1999 and June 30, 1999. In addition, the Company has agreed to forgive Mr. Schwarzer's outstanding principal indebtedness to the Company under a promissory note in the amount of $61,950 plus accrued interest, thereon. See "Certain Transactions and Relationships" for a description of the debt forgiveness. The Company will also reimburse Mr. Schwarzer his reasonable out-of-pocket expenses incurred in performing consulting services for the Company.

  Under Dr. Shadduck's Separation Agreement, the Company will pay to Dr. Shadduck his 1998 base salary of $185,000 through December 31, 1999, and his outstanding stock options will continue to vest through December 31, 1999. In addition, pursuant to a Consultant Services and Confidentiality Agreement between the Company and Dr. Shadduck, Dr. Shadduck will provide ongoing part time consulting services to the Company and, in consideration for such services, the Company will pay to Dr. Shadduck $500 per day, together with that number of shares of Company Common Stock equal in value to $200 per full day that Dr. Shadduck provides consulting services (pro rated for partial days), and will reimburse Dr. Shadduck for his reasonable out-of-pocket expenses incurred in providing consulting services to the Company.

                      Report of the Compensation Committee
              of the Board of Directors on Executive Compensation

  This report on executive compensation is provided by the Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the objectives and procedures used in establishing the compensation of the Company's executive officers. Three non-employee directors, Mr. Dolan, Dr. Hohnke and Dr. Stevenson, served on the Committee during the last fiscal year.

Responsibilities of the Committee

  The Committee acts on behalf of the Board of Directors. Its responsibilities include:

 . Establishing the Company's compensation philosophy for all employees, including the CEO and other executive officers;
 . Reviewing the performance of the CEO;
 . Determining salary levels and stock grants for the CEO and other executive officers;
 . Administering the Company's 1997 Stock Incentive Plan and Employee Stock
  Purchase Plan, including determining the number and type of options to be granted to employees of the Company and its subsidiaries and the terms of such grants.

Compensation Philosophy and Objectives

  The Committee believes that compensation of the Company's executive officers should promote the success of the Company by attracting, retaining and motivating all employees, including executive officers, while aligning their interests with the Company's long-term and strategic interests and the interests of stockholders. Competition for skilled employees, particularly management level employees, in the Company's industry is intense and the Committee seeks to provide total compensation packages that will attract and retain superior caliber individuals, yet be consistent with the Company's financial situation and stage of development.

Key Elements of Executive Compensation

  Until the Company has achieved operational profitability, the Committee believes that the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in the evaluation of executive officer performance. Instead, the Committee evaluates the performance of executive officers and sets their compensation based primarily on the Company's achievement of its business objectives, such as developing and introducing products, obtaining appropriate financing, developing its intellectual property portfolio and entering into collaborations with other companies and academia. The Company also evaluates each officer's individual contribution toward the achievement of these objectives and of other individual objectives. Currently, the Company's compensation structure for executive officers includes a combination of base salary and stock options. The Committee expects that it will adopt performance-based cash incentive plans for 1999.

  Base Salary. Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biotechnology industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through evaluation of responsibilities and market comparisons. The Committee, on the basis of its knowledge of executive compensation in the industry, believes that the Company's salary levels for the executive officers are at a level that the Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company's financial resources and the stage of its development. The Committee reviews performance and sets salaries for executive officers in January of each year. For the past several years, the Committee, at the request of the CEO, has determined not to increase base salaries of most of its executive officers. This lack of increases does not imply dissatisfaction with performance, but instead reflects senior management's sensitivity to the Company's cash position and the need to progress toward achieving profitability. The Committee has elected to reward outstanding performance through the grant of additional stock options. The Committee will review these approaches to cash compensation in future years as the Company's financial and market position matures.

  Stock Options. The Committee believes that stock options provide excellent long-term incentives for executive officers to increase the Company's market value for the benefit of all stockholders. The Committee is responsible for determining the number and terms of options to be granted to executive officers, taking into account such factors as individual and Company performance, policies regarding cash compensation, and practices of comparable companies in the Company's industry. Options granted to executive officers have exercise prices equal to fair market value on the date of grant, vest over a four-year period, and expire ten years from the date of grant. Vesting ceases and the vested portion of options must be exercised should the executive leave the Company's employ (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). The Committee believes that these vesting provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant.

Chief Executive Officer Compensation

  The annual salary of Fred M. Schwarzer, the Company's former President and CEO, was $200,000 in 1998, the same as in the two prior fiscal years. The lack of increase in base salary in 1998 does not imply dissatisfaction with performance, but instead reflects the CEO's request and senior management's sensitivity to the Company's cash position and need to progress toward achieving profitability. As with other senior management, the Committee has elected to reward outstanding performance through the grant of additional stock options.
In recognition of Mr. Schwarzer's contributions, particularly in the areas of financing, new product introductions and completion of strategic acquisitions, the Committee awarded him a stock option in January 1998 to purchase an additional 150,000 shares of Common Stock. These options have the terms described above. Given the Company's stage of development, the use of traditional performance standards, such as profit levels and return on equity, were not considered to be appropriate in the evaluation of Mr. Schwarzer's performance.

Qualifying Compensation

  It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Internal Revenue Code.
Section 162(m) generally prohibits the Company from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. The Company's 1997 Stock Incentive Plan is structured to qualify awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

  The foregoing report has been furnished by the Compensation Committee of the Board of Directors and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference and shall not otherwise be deemed filed under such Acts.

     Respectfully submitted,

     A. Barr Dolan, Chairman
     Lyle A. Hohnke, Ph.D.
     Lynnor B. Stevenson, Ph.D.

                         Stock Price Performance Graph

  The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (US and Foreign) and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks assuming an investment of $100 in each on June 30, 1997, the date of the Company's initial public offering. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.


Comparison of Cumulative Total Return Among Heska Corporation, The Nasdaq Stock
  Market Index (U.S. and Foreign ) and The Nasdaq Pharmaceutical Stock Index


                       [PERFORMANCE GRAPH APPEARS HERE]


            Section 16(a) Beneficial Ownership Reporting Compliance

     Compliance with Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.

     Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during fiscal 1998 its directors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act, with the exceptions noted below. Mr. Paul S. Hudnut, who reported certain holdings as of his appointment as an executive officer of the Company in September 1998 on a Form 3 in a timely manner, but erroneously excluded certain stock options granted to him at or around that same time. The additional stock options were subsequently reported on a Form 5 on February 12, 1999. In addition, a group identified as "Entities associated with Charter Ventures," a 10% Holder, reported in an untimely manner on a Form 4 the grant of a stock option assigned to it by Mr. A. Barr Dolan, a director of the Company who is also affiliated with such holder and is such holder's designee on the Company's board of directors. Mr. Dolan, in his capacity as a director of the Company, also reported the same option grant on a Form 4 in an untimely manner.

                     Certain Transactions and Relationships

  In July 1998, the Company entered into a Research and Licensing Agreement with Ralston Purina. Pursuant to such agreement, Ralston Purina acquired exclusive rights to license certain of the Company's discoveries, know-how and technologies for innovative diets for dogs and cats, and the parties have agreed to allocate certain resources to research, develop and commercialize pet food products that are the subject of the collaboration. In the event any products that are the subject of the collaboration are commercialized by Ralston Purina, they would owe certain royalties to the Company. In addition, Ralston Purina acquired 1.165 million shares of the Company's Common Stock for $14.75 million in cash, and also acquired, for an additional cash payment of $250,000, warrants to purchase an additional 1.165 million shares of Common Stock. The exercise price of the warrants is $12.67 for the first year of the warrants, increasing by 20% per year for each of the second and third years of the warrant. The warrant was vested immediately as of July 30, 1998 and expires in three years with respect to any unexercised shares.

  Novartis, a principal stockholder of the Company, has ongoing marketing rights to certain of the Company's products under development and is a party to a Screening and Development Agreement and Right of First Refusal Agreement with the Company. Novartis obtained such rights in connection with its purchase of the Company's preferred stock in April 1996 (which converted into Common Stock upon the closing of the Company's initial public offering), but did not make any separate payments for these rights.

  Effective as of August 18, 1998, the Company entered into an Exclusive Distribution Agreement with Novartis Agro K.K., Tokyo ("Novartis Agro"), an affiliate of Novartis. Under the terms of the agreement Novartis Agro will have exclusive rights to market and distribute selected Heska-branded products in Japan. Novartis Agro is responsible for the registration of these products in Japan. The initial products to be marketed under the agreement are Solo Step(TM) CH and Solo Step(TM) FH, Heska's in-clinic heartworm diagnostic tests for canines and felines, Heska's PERIOceutic(TM) Gel, a periodontal disease therapeutic, the HESKA(TM) Trivalent Intranasal/Intraocular Vaccine for felines and the HESKA(TM) Bivalent Intranasal/Intraocular Vaccine for felines. In consideration of these distribution rights, Novartis has entered into a Right of First Refusal Agreement wherein Novartis granted the Company a right of first refusal to evaluate for possible development and marketing worldwide certain new product technologies for the veterinary market as they become available from Novartis.

  On August 15, 1998, the Company and Vaxcel, Inc. ("Vaxcel") entered into a License Agreement. Under this agreement, the Company obtained a non-exclusive worldwide license to Vaxcel's rights to use certain microcapsules for oral delivery of antigens. The Company also acquired an option to obtain an exclusive license with respect to such technologies. In consideration of such license, the Company has made certain license payments and may be required to make milestone payments. The Company has also agreed to make certain royalty payments following the sale of any vaccines utilizing the technology. Dr. Lyle Hohnke, a director of the Company is a director of Vaxcel.

  On February 9, 1999, the Company and Cascade Oncogenics, Inc. ("Cascade") entered into an Evaluation and Option Agreement, pursuant to which the Company obtained the right to evaluate for veterinary diagnostic applications certain technologies and biological materials to which Cascade has rights. In addition, the Company acquired an option to enter into a license agreement with respect to such technologies. In consideration of such rights, the Company paid or will pay to Cascade a fee and, if the option to enter into the license agreement is exercised, the Company would pay to Cascade certain royalties and milestone payments following the sale of any diagnostic product developed and sold by the Company pursuant to such license. Dr. Lynnor Stevenson, a director and founder of the Company, is a director, the chief executive officer and a significant stockholder of Cascade.

  In December 1994, Mr. Schwarzer executed a promissory note for the benefit of the Company in the principal amount of $61,950 as payment for 177,000 shares of Common Stock. The note accrues interest at the rate of seven and one-half percent per annum. As of December 31, 1998, the total amount due, principal and accrued interest was $81,311. Mr. Schwarzer and the Company recently entered into a Consultant Services and Confidentiality Agreement wherein, the Company agreed to forgive all of the outstanding indebtedness for principal and interest under the note on the earliest of (i) April 30, 2000, (ii) the annual meeting of stockholders of the Company held in 2000, or (iii) the date on which the agreement is terminated before its expiration by the Company for cause or by Mr. Schwarzer without cause, in which case such indebtedness will not be forgiven. (See "Employment Agreements").

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than November 22, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting.

  The Company's Bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. In the event a stockholder wishes to nominate a candidate for election as a director, or wishes to propose any other matter for consideration at the Annual Meeting, other than proposals to be included in the Proxy Statement, written notice of such intent to make such nomination or propose such action must be given to the Secretary of the Company pursuant to certain procedures set forth in the Company's Bylaws, a copy of which is available upon request from the Secretary of the Company.
These procedures provide, among other things, that such shareholder's written notice of intent must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the scheduled meeting date; unless less than 70 days prior notice or public disclosure of the date of the meeting is given or made by the Company, in which event such notice of intent must be received not later than the earlier (i) of the 10th day following the date on which notice of the meeting was mailed or such public disclosure made or (ii) two (2) days prior to the date of the scheduled meeting. Any such notice must contain certain specified information concerning the proposed matter and the stockholder submitting the proposed matter, all as set forth in the Bylaws. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedures. If the foregoing procedures are not followed and such nomination or other request for action is nonetheless permitted, the proxy holders appointed by the Company herein shall have discretionary voting authority with respect to such matters at the Annual Meeting.

                                 OTHER MATTERS

  The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

  Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

                                       By Order of the Board of Directors.

                                       /s/ Ronald L. Hendrick
                                       Ronald L. Hendrick
                                       Executive Vice President,
                                       Chief Financial Officer and Secretary

Fort Collins, Colorado
April 7, 1999

Proxy                          HESKA CORPORATION                           Proxy
                             1613 Prospect Parkway
                          Fort Collins, Colorado 80525

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints the Board of Directors of Heska Corporation, or its designee, the undersigned's true and lawful agent and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at 1613 Prospect Parkway, Fort Collins, Colorado on May 4, 1999, at 9:00 a.m., and at any adjournment thereof, to vote as designated below:

    Election of Directors - Nominees:

                    Robert B. Grieve                        FOR    WITHHOLD
                                                            [ ]      [ ]

                    A. Barr Dolan                           FOR    WITHHOLD
                                                            [ ]      [ ]

                    John F. Sasen, Sr.                      FOR    WITHHOLD
                                                            [ ]      [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THE BOARD OF DIRECTORS MAY DETERMINE WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

________________________________________________________________________________

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith.

                                                                 Dated:______________________________________ , 1999


                                                                 ___________________________________________________
                                                                 Signature


                                                                 ___________________________________________________
                                                                 Signature, if held jointly

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY. THIS PROXY MAY ALSO BE TELECOPIED, PROVIDED THE TRANSMISSION CONTAINS SUFFICIENT INFORMATION FROM WHICH IT CAN BE DETERMINED THAT THE TRANSMISSION WAS AUTHORIZED BY THE STOCKHOLDER NAMED HEREIN. THE TRANSFER AGENT'S TELECOPY NUMBER IS: 303-234-5340.